Exhibit (d)(34)

Schedule A

Form Of

Trusts and Portfolios Covered by the Amended and Restated Master International Fixed-Income Research Agreement, dated as of August 1, 2007 between

Fidelity International Investment Advisors

and

Fidelity Investments Money Management, Inc.

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Fixed-Income Trust	Fidelity Series Investment Grade Bond Fund	Fixed Income	__/__/2008

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